Union Bankshares Corporation Named to NASDAQ Financial-100 Index

Richmond, Va., June 19, 2014 – Union Bankshares Corporation today announced that it has been named to the NASDAQ Financial-100 IndexSM and its addition will be effective prior to the market open on Monday, June 23, 2014.

“Since joining NASDAQ in 1993, Union has enjoyed steady growth and has remained committed to providing our shareholders with above average returns on their investment,” said G. William Beale, president and chief executive officer of Union Bankshares Corporation. “It’s a reflection of the hard work and dedication of our teammates that Union now has one of the top 100 market capitalizations of financial institutions listed on NASDAQ.”

The NASDAQ Financial-100 Index includes 100 of the largest domestic and international financial securities listed on The NASDAQ Stock Market® based on market capitalization. The index includes companies classified as Financials according to the Industry Classification Benchmark, which are included within the NASDAQ Bank, NASDAQ Insurance, and NASDAQ Other Finance Indexes.

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH), formerly Union First Market Bankshares Corporation, is the holding company for Union First Market Bank, which has 131 branches and more than 200 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the company is available at http://investors.bankatunion.com

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Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications